Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

SWK TECHNOLOGIES, INC.,

As Buyer

and

PRODUCTIVETECH INC.

As Seller

and

JOHN MCPOYLE AND KEVIN SNYDER

As Stockholders

July 6, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of July ____, 2015, by and among SWK TECHNOLOGIES, INC., a Delaware corporation, located at 5 Regent Street, Suite 520, Livingston, NJ 07039 (“Buyer”); and PRODUCTIVETECH, INC., a New Jersey corporation, located at 1120 Crown Point Road, Westville, NJ  08093 (“Seller” or “PTI”), and John McPoyle and Kevin Snyder  (the “Stockholders”), who own all of the issued and outstanding capital stock of PTI.  Buyer, Seller, and Stockholders are sometimes each referred to separately as a “Party” and collectively herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller is primarily engaged in the business of providing network managed services for small and middle market companies in New Jersey, Pennsylvania and Delaware;

WHEREAS, Seller has agreed to sell certain assets to Buyer, and Buyer wishes to purchase from Seller certain assets with respect to the Business on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller desires to transfer, and Buyer is willing to assume, certain liabilities relating to the Business;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings assigned to them in this Article 1:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

 “Acquired Assets” means any and all assets of PTI (excluding the Excluded Liabilities) but not limited to the following:

(a) All Accounts Receivable, including but not limited to those set forth on Schedule 1 hereto, except for that certain promissory note by Theresa M. Cohen, as borrower, and PTI, as lender, entered into on or about November 26, 2012, including any and all amendments thereto, along with all rights, benefits and privileges arising thereunder or with respect thereto;

(b) the Client Lists and Prospect Lists, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Exhibit D attached hereto;

(c) the Contracts, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Section 3.07 of the Disclosure Schedule;

(d) all files, correspondence, agreements and other documents relating to the Client Lists, Prospect Lists, Contracts and Intellectual Property;

(e) certain tangible personal property (such as furniture, equipment, servers, workstations, laptops, peripherals, fixtures, etc.) which are set forth in Section 3.10 of the Disclosure Schedule;

(f) the Intellectual Property of the Business including, without limitation the Intellectual Property which is set forth in Section 3.11 of the Disclosure Schedule;

(g) all goodwill of PTI

(h) all other assets related to or used in connection with the Business so long as they are related to an Acquired Asset, except all policies of life and disability insurance on any and all Stockholders, and all rights and benefits thereunder;

(i) all deposits with PTI’s landlord, utility companies, and all other such deposits;

(j) all leaseholds associated with the primary business location of PTI;

(k) cash equal to the unearned revenue and customer deposits of PTI shown on the balance sheet of PTI as of the Closing Date; and

(l) any and all other assets of PTI not mentioned above, except for cash, cash equivalents and bank accounts.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Accounts Payable” the aggregate amount of a PTI’s short term obligations to pay suppliers for products and services.

“Agreement” has the meaning set forth in the preface above.

“Applicable Law” means any constitutional provision, statute or ordinance, whether foreign, federal, state or local, applicable in the United States or any other nation, including any other law, rule, regulation, judgment, injunction, order, executive order, ruling, assessment, writ, decree or interpretation thereof of any Governmental Entity, or any common law.

 “Business” means  operations of PTI.

“Business Day” means any day other than a day that is a Saturday, Sunday or legal holiday in New York, New York.

“Buyer” has the meaning set forth in the preface above.

 “Client Lists” means any and all lists, spreadsheets, worksheets and tables of any type or form identifying each and every client and former client of PTI from March 1, 2007, through and including the Closing Date which are listed on Exhibit D attached hereto.

“Closing” has the meaning set forth in Section 2.04 below.

“Closing Date” has the meaning set forth in Section 2.04 below.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Contracts” means the following: (i) all employment agreements; (ii) all Licenses; (iii) all non-compete and non-solicitation agreements; and (iv) all active leases applying to any equipment located in the offices of PTI.

“Current Accounts Receivable” means all Accounts Receivable within the 89 calendar days preceding the date hereof.

“Disclosure Schedule” has the meaning set forth in Article 3 below.

“Employees” means the employees of the Business.

“Environmental Law” means a legal rule pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, including, without limitation, the following laws as the same have been amended from time to time: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); and (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); together with all other legal rules regulating emissions, discharges, releases or threatened releases of any hazardous substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any hazardous substance.

“Excluded Liabilities” means all liabilities of PTI of any nature whatsoever and wherever situated not included in “Included Liabilities”, including without limitation:

(a)  bank lines of credit, accrued liabilities and any liabilities or obligations that should have been paid prior to the Closing Date in PTI’s ordinary course of business relating to any employee, any Plan, any employee benefits or commissions, salaries, wages or other compensation arrangements existing on or prior to the Closing Date with respect to PTI or the Business;

(b) any Taxes of PTI and any other Taxes accruing on or prior to the Closing Date;

(c) any liabilities relating to any current pending or threatened litigation, arbitration or any other Proceeding against PTI or any future litigation, arbitration or Proceeding relating to the Acquired Assets to the extent related to events occurring prior to the Closing Date;

(d) any liabilities arising out of any violation of Environmental Law;

(e) any liabilities for legal fees and expenses of PTI related to the transactions contemplated hereby.

(f) any amount due related to life insurance and disability policies of the Stockholders.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” shall mean any government (including any United States of foreign federal, state, provincial, cantonal, municipal or county government), any political subdivision thereof and any governmental, administrative, ministerial, regulatory, central bank, self-regulatory, quasi-governmental, taxing, executive, or legislative department, commission, body, agency, authority or instrumentality of any thereof.

 “Included Liabilities” shall mean the following liabilities only:

a.	Client deposits as set forth on Section 3.13 of the Disclosure Schedule;
b.	Leasehold on 1120 Crown Point Road, Westville, NJ 08093;
c.	Accounts Payable, in an amount not to exceed the Current Accounts Receivable acquired; and
d.
Equipment leases and financing agreements for equipment currently in production, including, but not limited to, that certain finance agreement by and between LEAF Capital Funding, LLC and PTI dated on or about December 23, 2014, and any addendums and amendments thereto.

“Indemnified Party” has the meaning set forth in Section 7.03 below.

“Indemnifying Party” has the meaning set forth in Section 7.03 below.

“Intellectual Property” means: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereon, and patents, patent applications and patent disclosures, together with reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, URLs, websites, domain names and corporate names, together with translations, adaptations, derivations, and combinations thereof, and including but not limited to goodwill associated therewith, applications, registrations and renewals in connections therewith, and the rights to use any and all  Internet domain names owned by PTI, including but not limited to, “http://www.ProductiveTech.net” and all iterations and permutations thereof, together with all logos, slogans, trademarks, and service marks relating thereto used by PTI in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connections therewith, mask works and applications, registrations and renewals in connection therewith; (d) trade secrets and confidential business information (including but not limited to research and development, know-how, formulas, compositions, manufacturing and reproductions processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (e) computer software (including but not limited to data related documentation); (f) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (g) licenses, sublicenses, permissions or contracts in connection with any of the foregoing.

“Intellectual Property Rights” means the rights or interest of any Person in or to any Intellectual Property.

“Judicial Authority” shall mean any court, arbitrator, special master, receiver, tribunal or similar body of any kind.

“Knowledge” means actual knowledge of a Person without being under any duty to investigate.

“License” means any agreement between PTI and end user which establishes rights under which PTI’s software application may be used.

“Managed Services” means the management of information technology by a third party on behalf of a customer, including proactive and reactive services.

 “Material Adverse Effect” means (i) with respect to PTI, a material adverse effect on (A) the Acquired Assets, (B) the ability of PTI to perform its obligations under this Agreement, or (C) the validity or enforceability of this Agreement, and (ii) with respect to Buyer, a material adverse effect on (A) the ability of Buyer to perform its obligations under this Agreement, or (B) the validity or enforceability of this Agreement.

“Notice of Claim” has the meaning set forth in Section 7.03.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

 “Proceeding” shall mean any action, suit, counter-claim, arbitration, mediation, litigation, inquiry, hearing, investigation or other proceeding of any kind involving any Governmental Entity, any Judicial Authority or any other Person.

“Product” “Product Lines” and “Enhancements” means the products set forth on Schedule 2.

“Prospect Lists” means any and all lists, spreadsheets, worksheets and tables of any type or form identifying each and every prospect, leads or business opportunities of PTI as of the Closing Date which are listed on Exhibit D attached hereto.

“Purchase Price” has the meaning set forth in Section 2.02 below.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“PTI” has the meaning set forth in the preface above.

 “Stockholder” has the meaning set forth in the preface above.

 “Taxes” means (A) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Governmental Entity on such entity, and (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable law) of another entity, a member of an affiliated or combined group, a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, exhibit or attachment thereto.

“Third Party Claim” has the meaning set forth in Section 7.03 below.

ARTICLE 2

BASIC TRANSACTION

Section 2.01   Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing in consideration of the payments by Buyer of the Purchase Price (as defined below), plus such other amounts, as specified below in Section 2.02, and Buyer shall further assume all of the Included Liabilities, as specified below in Section 2.03.

Section 2.02   Purchase Price.  Payments shall be made in accordance with the following:

(i) At the Closing, Buyer shall pay PTI the sum of $500,000 (the “Cash Payment”) in the form of a cashier’s or certified check or wire transfer;

(ii) At the Closing, Buyer shall issue PTI a Promissory Note, in the form set forth in Exhibit A attached hereto, in the amount of $600,000 (the “Note”).  The Note shall bear interest at two and one-half percent (2.5%) per annum, and shall have a five (5) year term.  Principal shall be amortized in sixty (60)  equal installments, the first payment being due on August 1, 2015. Furthermore, the obligations of Buyer under the Note shall be fully and unconditionally guaranteed by SilverSun Technologies, Inc in the form of a Parent Guarantee as set forth in Exhibit A; and

(iii) Shares of common stock in SilverSun Technologies, Inc. (“SSNT”) for those number of shares equal to $260,000. The number of shares issued will be based upon the average closing price of SSNT stock for the five (5) trading days immediately preceding the Closing Date.

(iv) At Closing, Buyer shall deliver to Seller the Cash Payment, the Note and the Share Issuance, subject to Adjustment (the “Purchase Price”).  “Adjustment” means that amount by which, if any, that Accounts Payable are in excess of Current Accounts Receivable, if any, with such amount to be deducted from the Cash Payment.

Section 2.03   Assumption of Liabilities.  As further consideration for the sale of Acquired Assets, Buyer shall, without any further responsibility or liability of, or recourse to, Seller, or any of Seller’s directors, shareholders, officers, employees, agents, consultants, representatives, affiliates, successors or assigns, absolutely and irrevocably assume and be solely liable and responsible for the Included Liabilities effective as of the Closing Date. Buyer shall not assume or have responsibility for any other liabilities of any type whatsoever.

Section 2.04   Closing.  The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before July 6, 2015, at the offices of Lucosky Brookman LLP, located at 101 Wood Avenue South, Woodbridge, New Jersey 08830 or at such other place as may be agreed between the parties.  The date on which the Closing occurs is referred to herein as the (“Closing Date”) and the Closing shall be deemed effective as of 12:00 a.m. New York time on the day immediately following the Closing Date.

Section 2.05   Deliveries at the Closing.  At the Closing, (i) PTI will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.01 below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6.02 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) a bill of sale in the form attached hereto as Exhibit B, (B) an assignment and assumption agreement in the form attached hereto as Exhibit C, and (C) such other instruments of sale, transfer, conveyance and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assignment and assumption agreement in the form attached hereto as Exhibit C, (B) the Purchase Price, and (C) such other instruments of assumption as Seller and its counsel reasonably may request; (v) the Parties shall make payments and deliveries in accordance with Section 2.02 herein.

Section 2.06   Allocation.  The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with Section 2.02 herein, and the Parties shall make all necessary filings (including those under Section 1060 of the Code) in accordance with such allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND PTI

PTI and Stockholders represent and warrant, jointly and severally, to Buyer that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement or any amendments (or deemed amendments thereto) (the “Disclosure Schedule”). Seller represents and warrants to Buyer that to Seller’s knowledge, the statements contained solely in Section 3.02, Section 3.03, and Section 3.04 are correct and complete as of the Closing date except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article 3.

Section 3.01   Organization of PTI.  PTI is a corporation or other business entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of State of New Jersey.  PTI has all requisite corporate power and authority to carry on the businesses in which it is engaged, to carry on the Business proposed to be conducted by the Buyer and to own and use the properties owned and used by it.  PTI has delivered to Buyer correct and complete copies of PTI’s charter and bylaws (as amended to date).

Section 3.02    Authorization of Transaction; Enforceability.  PTI and Stockholders have the power and authority necessary to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement has been duly authorized by all necessary corporate, stockholder or other action by PTI.  This Agreement has been duly executed and delivered by PTI and Stockholders.  This Agreement constitutes the valid and legally binding obligations of PTI and Stockholders, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

Section 3.03   Noncontravention.  To Seller’s knowledge, neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.06 above), nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity, or court to which Seller or Stockholder are subject or any provision of the charter, bylaws or other organizational documents of PTI or Stockholder, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which PTI or Stockholder is a party or by which it is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets).

Section 3.04   Brokers’ Fees.  To Seller’s knowledge, PTI and Stockholders have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 3.05   Client Lists or Prospect Lists.  To Seller’s knowledge, Exhibit D attached hereto contains a complete and correct list of each Client List, as amended, including the date of such Client List and each amendment thereto.  With respect to each Client List, to Seller’s knowledge:

(a) each Client List and Prospect List is a true, accurate, and complete listing of each and every former client of PTI since March 1, 2007;

(b) there are no material disputes or threatened disputes with any Person listed on the Client List;

Section 3.06   Events Subsequent to March 31, 2015.  To Seller’s knowledge, since March 31, 2015,  (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Material Adverse Effect.  Without limiting the generality of the foregoing and other than in the normal course of business, since that date there has not been any:

(a) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(b) creation, incurrence or assumption of any indebtedness (including obligations in respect of capital leases); assumption, guaranty, endorsement or other creation of liability or responsibility (whether directly, contingently or otherwise) for the obligations of any other person or entity; or made any loans, advances or capital contributions to, or investments in, any other person or entity, except as set forth in Section 3.06 of the Disclosure Schedule;

(c) commitment to make any capital expenditure in excess of $3,000;

(d) damage, destruction or loss, whether or not covered by insurance;

(e) material waiver by PTI of a right or of debt owed to it;

(f) satisfaction or discharge of any encumbrance or payment of any obligation by PTI not in the ordinary course of business consistent with past practice and in an aggregate amount exceeding $1,000;

(g) labor dispute, other than routine individual grievances, or any activity or proceeding to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

(h) change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or payment of or agreement (written or oral) to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any, director, officer, employee, consultant or agent, or new employment, compensation or deferred compensation agreement (or any amendment of any such existing agreement);

(i) initiation, receipt or settlement of any Proceeding or action affecting PTI or otherwise material to the Business;

(j) act to (i) accelerate the billing of any customers of PTI or the collection of any Accounts Receivable of PTI, (ii) delay the payment of any accounts payable or accrued expenses of PTI or (iii) defer any expenses of PTI; or

(k) any agreement, whether oral or written, fixed or contingent, by PTI to do any of the foregoing.

Section 3.07   Contracts.    Seller represents and warrants that PTI has delivered complete and accurate copies of each Contract to the Buyer.  With respect to each Contract:

(a) each Contract is the legal, valid, binding and enforceable obligation of PTI, and is in full force and effect with respect to PTI.

(b) Each Contract will continue to be legal, valid, binding, enforceable by Buyer, and in full force and effect immediately following the Closing in accordance with the terms that are in effect immediately prior to the Closing;

(c) PTI is in material compliance with the terms and conditions of each Contract;

(d) there are no material disputes or threatened disputes with any Person under any Contract;

(e) To the Seller’s knowledge, no party is in breach or default, and no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract;

(f) no Person has provided PTI with notice that it intends to terminate any Contract;

(g) to the extent insurance is required under the terms of such Contract, PTI is in compliance with such requirements.

Section 3.08   Litigation.  PTI or the Business is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party to or threatened to be made a party to any Proceeding.

(a) Stockholders are not subject to any Proceeding relating to the Business that could reasonably have a Material Adverse Effect on the Business or is reasonably likely to affect the legality, validity or enforceability of this Agreement or any of the transactions contemplated hereby.

Section 3.09   Warranties.  Except to provide support services in the Ordinary Course of Business, neither the software licensed nor the services delivered by PTI are subject to any guaranty or warranty and there is no right of return, right of credit or other indemnity, except with respect to infringement of third-party intellectual property rights, breach by PTI of its obligations under a Contract or as otherwise set forth herein.  PTI does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

Section 3.10    Title to Tangible Personal Property.  Section 3.10 of the Disclosure Schedule lists the material tangible personal property of the Business which is used regularly in the Business.  Except as set forth in Section 3.10 of the Disclosure Schedule, Seller has good title to, or a valid leasehold interest in, such tangible assets free of any Security Interests.   All personal tangible property of the Business is freely assignable by Seller to Buyer. Buyer shall not be obligated to remove any tangible personal property from the premises of PTI.

Section 3.11    Intellectual Property.

(a) Section 3.11 of the Disclosure Schedule contains a complete and accurate list of all of the material Intellectual Property owned, used or held for use by PTI in the conduct of its Business and there is no other Intellectual Property owned, used or held for use by PTI material to the conduct of its Business.  Such Intellectual Property is the only Intellectual Property necessary to operate the Business materially as it is currently operated.

(b) Neither PTI nor the license or other use of any Intellectual Property not previously owned by PTI included in the Acquired Assets has to PTI’s knowledge violated or infringed, and currently does not violate or infringe, upon the Intellectual Property of any Person.  PTI has not been a defendant in any action, suit, investigation or proceeding relating to, or otherwise has been notified of, any alleged claim of infringement of any other Person’s Intellectual Property, which Proceedings are still active, and PTI has no outstanding Proceedings for (or any knowledge of) any continuing infringement of Intellectual Property by any other Person.

(c) PTI (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Security Interests), any and all Intellectual Property owned by it included in the Acquired Assets, (ii) has rights to the use of all such Intellectual Property used by it pursuant to license, sublicense, agreement, or permissions and, except as set forth in Section 3.11 of the Disclosure Schedule, is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof and (iii) has the right to require the application of any such Intellectual Property previously owned by PTI that constitutes an application for registration, including but not limited to all patent applications, trademark application service mark applications, copyright applications and mask work applications, and to transfer ownership to Buyer of the application and of the registration once it issues.

(d) To Seller’s knowledge, PTI has kept secret and has not disclosed the source code for any Intellectual Property previously owned by PTI to any Person other than in the Ordinary Course of Business to persons who are subject to the terms of a binding confidentiality agreement with respect thereto.  To Seller’s knowledge, PTI has taken all appropriate measure to protect the confidential and proprietary nature of any Intellectual Property previously owned by PTI including without limitation the use of confidentiality agreements with all of its employees or other persons having access to any source and object codes.

(e) To Seller’s knowledge, any and all Intellectual Property previously owned by PTI included in the Acquired Assets that are registrations, including but not limited to all registered patents, trademarks, service marks, copyrights and masks works, are valid and subsisting and in full force and effect.

(f) PTI has not granted any licenses to or other rights in any Intellectual Property included in the Acquired Assets to any Person; to PTI’s knowledge, no Person is currently using such Intellectual Property except in connection with the Business.

(g) The execution, delivery and performance by Seller and Stockholder of this Agreement and the consummation of the transactions contemplated hereby and thereby shall not alter or impair or result in the loss of any rights or interests of Seller in any Intellectual Property included in the Acquired Assets owned by Seller or as to which Seller obtains any consent to the transactions contemplated hereby and all such Intellectual Property shall be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing.

(h) To Seller’s knowledge, none of the Intellectual Property previously owned by PTI included in the Acquired Assets, if any, is subject to any outstanding order or agreement restricting in any manner the use of licensing thereof by PTI.

(i) To Seller’s knowledge, except as set forth in Section 3.11 of the Disclosure Schedule, all of the Intellectual Property used in the Business is freely assignable to Buyer.

Section 3.12   Disclosure.  No (i) representation or warranty by PTI or Stockholders contained in this Agreement or any certificate, or (ii) any statement contained in the Disclosure Schedule delivered to Buyer by or on behalf of PTI pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete as of the Closing Date.

Section 4.01   Organization of Buyer.  Buyer is a Delaware corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 4.02   Authorization of Transaction.  Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement has been duly authorized by all necessary action by Buyer.  This Agreement has been duly executed and delivered by Buyer.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law

Section 4.03   Noncontravention.  Neither the execution and the delivery of this Agreement (including the documents referred to in Section 2.06 above), nor the consummation of the transactions contemplated hereby and thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of the organizational documents of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to enter into or perform its obligations under this Agreement.

Section 4.04    Brokers’ Fees.  Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which PTI could become liable or obligated.

Section 4.05    No Other Representations and Warranties.  Except as set forth in this Agreement, Buyer makes no other representation or warranty, express or implied, with respect to any of the transactions contemplated by this Agreement, with respect to Buyer, or with respect to any other matter whatsoever.

Section 4.06    Litigation.  There is no action pending or, to Buyer’s knowledge, threatened against the Buyer, or any properties or rights of the Buyer, that (i) questions or challenges the validity of this Agreement, nor any action taken or to be taken by the Buyer pursuant hereto or thereby and Buyer does not know of any such action, proceeding, or investigation that may be asserted, or (ii) would reasonably be expected to have a material adverse effect on Buyer.

Section 4.07   Disclosure.  No representation or warranty by the Buyer contained in this Agreement or any certificate contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE 5

POST-CLOSING COVENANTS

Section 5.01   General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under Article 7 below).

Section 5.02   Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any Proceeding in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefore under Article 7 below).

Section 5.03   Proprietary Information.  From and after the Closing, neither PTI nor Stockholders shall, either directly or indirectly (including through an Affiliate), disclose to any third party or make use of (except as required by law or to pursue their rights, under this Agreement), any information or documents of a confidential nature concerning PTI, the Business, the Acquired Assets or the Buyer or its business, except to the extent that such information or documents shall have become public knowledge other than through improper disclosure by PTI or Stockholder or any of their Affiliates.

Section 5.0  Non-Competition and Non-Solicitation.  PTI, along with Stockholders personally, shall  enter into a two (2) year non-compete and non-solicitation agreement with Buyer, such two (2) year non-compete and non-solicit period to commence on the date of Stockholders last day of employ with Buyer, whereby PTI and Stockholders agree to the following: (i) PTI and Stockholders shall not solicit or provide services for any individual or entity set forth on the Client Lists or Prospects Lists for Managed Services; and (ii) PTI and Stockholders shall not solicit in any way any of Buyer’s employees or contractors.

Section 5.05    Apportionment.  If PTI or Stockholders, or any of their Affiliates receive any amounts in payment of obligations owed to Buyer, including, but not limited to, payments owed to Buyer in respect of the Acquired Assets, then the receiving party shall promptly deliver or pay them over to Buyer.

Section 5.06    Alternate Forms of Asset Transfer.

Buyer shall undertake performance of any obligation contained in the Acquired Assets, in PTI’s stead, and, if any such obligation cannot be assigned without the consent of a third party which shall not have been obtained, Buyer’s undertaking shall constitute a sub-contract of PTI’s obligation or other kind of arrangement between Buyer and PTI, if any, pursuant to which Buyer can undertake such performance (and receive the benefit thereof) without such third party’s consent; or if no such arrangement shall exist, Buyer shall nonetheless perform such obligation, unless the third party shall expressly reject Buyer’s performance, in which case, Buyer shall be released of the undertaking with respect to such obligation, and PTI  shall be liable for any damages that the third party shall establish that it suffered and indemnify Buyer and hold Buyer harmless with respect thereto.

Section 5.07    Left blank intentionally

Section 5.08    Left blank intentionally

Section 5.09    Certain Tax Considerations

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Acquired Assets (including any real property transfer Tax and any similar Tax) shall be borne and paid by Buyer, when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b) Buyer shall take all actions required to comply with all bulk sales laws, which may be applicable to the transactions contemplated herein, including, without limitation, the timely filing of any required Tax Returns.

(c) For the avoidance of doubt, except as otherwise set forth in this Section 5.09, PTI shall be responsible for the filing of all Tax Returns and the payment of all Taxes (whether or not shown on such returns) with respect to PTI, the Acquired Assets and the Business for all periods up to and including the Closing Date and all such Taxes shall be Excluded Liabilities.

Section 5.10   Transition.  Immediately after the date hereof, Buyer and Stockholders will develop a joint client communication program, under which (among other things) Stockholders and/or their agents and representatives will make introductions to customers of the Business and assist in responding to any questions raised, and will encourage customers of the Business to move and maintain their business to Buyer and to consent as necessary to the transfer to Buyer of the Contracts and Client Lists, as applicable.  Neither PTI nor Stockholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of PTI from maintaining the same business relationships with Buyer after the Closing as it maintained with PTI prior to the Closing.  Seller and Stockholder will refer all customer inquiries relating to the Business to Buyer after the Closing.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

Section 6.01   Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) (i) the representations and warranties set forth in Article 3 above, shall be true and correct in all material respects, and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by PTI, in each case, at and as of the Closing Date;

(b) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 6.01(a) is satisfied in all respects;

(c) Seller shall have delivered to Buyer the bill of sale and assignment and assumption agreement  required under Section 2.05, together with any other instrument of transfer necessary to convey to Buyer all of the Acquired Assets, which instruments shall be reasonably satisfactory in form and substance to Buyer;

(d) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

(e) Buyer shall have received duly executed UCC-3 termination statements and such other release and termination instruments (or copies thereof) as the Buyer shall reasonably request in order to vest all right, title and interest in and to the Acquired Assets free and clear of all Security Interests.

Buyer may waive any condition specified in this Section 6.01 if it executes a writing so stating at or prior to the Closing.

Section 6.02   Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) (i) the representations and warranties set forth in Article 4 above shall be true and correct in all material respects and (ii) all agreements and covenants contained in this Agreement shall have been performed or complied with by Buyer, in each case, at and as of the Closing Date;

(b) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 6.02(a) is satisfied in all respects;

(c) Buyer shall have delivered to Seller the items required under Section 2.05, together with any other instruments necessary to acquire right, title and interest in and to the Acquired Assets and to assume liability and responsibility for the Included Liabilities, which instruments shall be reasonably satisfactory in form and substance to Seller;

(d) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(e) PTI shall have timely filed any and all required Tax Returns necessary to comply with all bulk sales laws which may be applicable to the transactions contemplated herein

Seller may waive any condition specified in this Section 6.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE 7

REMEDIES FOR BREACHES OF THIS AGREEMENT.

Section 7.01    Survival.  All of the representations, warranties and covenants contained in this Agreement, and the Exhibits and Disclosure Schedule attached hereto shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date.

Section 7.02    Indemnification.

(a) PTI and Stockholders agree to indemnify, defend and hold harmless Buyer, its Affiliates and, if applicable, their respective directors, managers, officers, shareholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any material inaccuracy in or material breach of any representation, warranty or covenant of PTI or Stockholders contained in this Agreement, and (ii) any Adverse Consequences Buyer shall suffer from, or any Third Party Claim, arising out of or in connection with, the Business, the Acquired Assets prior to the Closing Date.

(b) Buyer agrees to indemnify, defend and hold harmless PTI, Stockholders, and their Affiliates and, if applicable, their respective directors, managers, officers, shareholders, members, partners, employees, attorneys, accountants, agents and representatives and their heirs, successors and assigns from and against any and all Adverse Consequences based upon, arising out of or otherwise in respect of (i) any material inaccuracy in or material breach of any representation, warranty or covenant of Buyer contained in this Agreement, and (ii) any Adverse Consequences PTI shall suffer from, or any Third Party Claim, arising out of or in connection with, the Business or the Acquired Assets after the Closing Date.

(c) The obligations to indemnify and hold harmless pursuant to paragraphs (a) and (b) of this Section 7.02 shall survive the consummation of the transactions contemplated hereby for the period set forth in Section 7.01, except for claims for indemnification asserted prior to the end of such period, which claims shall survive until final resolution thereof.

(d) Each of Buyer and PTI agree that any legal fees and expenses that result from a meritorious claim made under this Article 7 that is not a Third Party Claim shall be paid by the Indemnifying Party.

(e) In no event shall indemnification obligations set forth in this Section 7.02 exceed an amount equal to the Purchase Price.

Section 7.03    Matters Involving Third Parties.

(a) If any Party entitled to be indemnified pursuant to Section 7.02 (an “Indemnified Party”) receives notice of the assertion of any claim in respect of Adverse Consequences (a “Third Party Claim”), such Indemnified Party shall give the party who may become obligated to provide indemnification hereunder (the “Indemnifying Party”) written notice describing such claim or fact in reasonable detail (the “Notice of Claim”) promptly (and in any event within ten (10) Business Days after receiving any written notice from a third party).  The Notice of Claim must, at a minimum, include the amount, if known, or if not known, an estimate of the foreseeable amount of claimed Adverse Consequences, and a description of the basis for that Third Party Claim. The failure by the Indemnified Party to timely provide a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party of any liability, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to provide timely notice hereunder.

(b) In the event any Indemnifying Party notifies the Indemnified Party within twenty (20) Business Days after the Indemnifying Party has received a Notice of Claim that the Indemnifying Party is assuming the defense thereof: (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice, subject to the consent of the Indemnified Party, which shall not be unreasonably withheld, and shall have the right to conduct and control the defense of the Third Party Claim; (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest); (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(c) In the event the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after the Indemnifying Party receives the  Notice of Claim that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party shall have the right, subject to the provisions of this Article, to undertake the defense, compromise or settlement of such claim for the account of the Indemnifying Party.  Unless and until the Indemnifying Party assumes the defense of any claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any such action or proceeding.  Each Indemnified Party shall agree in writing prior to any such advance that, in the event it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this Article 7.

(d) In the event that the Indemnifying Party undertakes the defense of any claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

(e) The Indemnifying Party's liability for all Third Party Claims shall be subject to the following limitations: the Indemnifying Party shall have no liability for such claims until the aggregate amount of the claim incurred shall exceed One Thousand Dollars ($1000.00).

ARTICLE 8

EMPLOYEES OF THE BUSINESS

Section 8.01   Obligations to Employees.  Effective as of the Closing Date, Buyer shall offer employment to each Employee at no less than such Employee’s then current annual rate of compensation and bonus opportunity and on such other terms and conditions as are provided to similarly-situated employees of Buyer. Buyer shall be responsible for all salaries, wages, bonuses, sales commissions, vacation pay, paid time off, payroll taxes liabilities, severance obligations, and other liabilities, obligations and commitments with respect to the Employees arising after the Closing Date.

Section 8.02   Commission Payments Owed By Seller.  Buyer shall not be responsible for any outstanding commission payments due to Employees for the period prior to the Closing. Stockholders and PTI represent and agree that the payment of such commissions is an obligation of Stockholders and PTI. Stockholders further represent that it shall, on the Closing Date, pay Employees any and all outstanding commission amounts due them.

ARTICLE 9

MISCELLANEOUS.

Section 9.01   Press Releases and Public Announcements.  Commencing on the Closing Date, Buyer may issue any press release or make any public announcement relating to the subject matter of this Agreement. Seller and Stockholders are precluded at all times from issuing any press release or making any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

Section 9.02   No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

Section 9.03   Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 9.04   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

Section 9.05   Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.06   Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.07   Notices.  Any notice or other communications hereunder must be in writing and shall be deemed to have been duly given and received on the day on which it is served by personal delivery upon the party for whom it is intended, on the third Business Day after it is mailed by registered or certified mail, return receipt requested, on the Business Day after it is delivered to a national courier service addressed to the party for whom it is intended, or on the Business Day on which it is sent by telecopier; provided, that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

To Buyer:

SWK Technologies, Inc.
5 Regent Street, Suite 520
Livingston, New Jersey 07039
Telephone: (973) 758-6110
Attention: Jeffrey D. Roth

With copies to:

________________________
________________________
________________________
Telephone:
Attention:

To PTI and Stockholders:

Productive Tech, Inc.
1120 Crown Point Road
Westville, NJ  08093
Attention:  John McPoyle and Kevin Snyder

With copies to:

________________________
________________________
________________________
Telephone:

Section 9.08     Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

(b) Any judicial proceeding brought with respect to this Agreement by Stockholder and/or PTI or the Buyer  must be brought in the United States District Court in the State of New Jersey or any court of competent jurisdiction in the State of New Jersey located in Middlesex County; and, each Party: (i) accepts unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and agrees to be bound by any final, non-appealable judgment rendered thereby in connection with this Agreement; and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said Courts or the State of  New Jersey other than for such purpose.

(c) THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT.

Section 9.09   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and PTI.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.11   Expenses.  Each of PTI, Stockholders and Buyer will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.12   Construction.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Personal pronouns, when used in this Agreement, whether in the masculine, feminine or neuter gender, shall include all other genders, and the singular, shall include the plural, and vice versa.

Section 9.13   Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14   No Breach of Fiduciary Duty Required.  Nothing in this Agreement shall require, or be construed to require PTI or Stockholders to take any action or omit to take any action that would be a breach of its fiduciary duties under any agreement to which it is a party or under Applicable Law or which would otherwise be contrary to applicable law.  Without limiting the generality of the foregoing, nothing herein shall require PTI or Stockholders to exercise its discretion to provide any consent or other authorization on behalf of any other Person for which it acts in a fiduciary capacity if such consent or authorization is within its discretion in such fiduciary capacity.  The Parties shall cooperate in good faith to avoid any such breach of fiduciary duties or applicable laws while preserving the overall economic terms of this Agreement and the benefits intended to be provided to the respective Parties hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

SWK TECHNOLOGIES, INC.

By:  _______________________________
Jeffrey D. Roth
            Chief Executive Officer

PRODUCTIVETECH, INC.

By:  ________________________________
John McPoyle
President

STOCKHOLDERS

____________________________________
John McPoyle

____________________________________
Kevin Snyder

EXHIBIT A

Promissory Note, Amortization Schedule and Parent Guaranty

US $600,000.00	July ____, 2015 Livingston, New Jersey

PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, SWK TECHNOLOGIES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of PRODUCTIVE TECH, INC., a New Jersey corporation (the “Note Holder”), or as it may otherwise direct, no later than the Maturity Date (as defined below), the unpaid principal amount of the loan (the “Loan”) made by the Note Holder to the Borrower on the date hereof, as evidenced hereby, in the principal amount of Six Hundred Thousand Dollars (US $600,000.00). The Borrower hereby promises to pay interest on the unpaid principal amount of the Loan on the dates and at the rate provided for herein.

SECTION 1 .  Certain Terms Defined. The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by law to close.

 “Event of Default” has the meaning given to it in Section 6.

“Maturity Date” means the date that is sixty (60) months following execution hereof, on which date the then outstanding amount of the Loan, together with all then outstanding interest, shall be paid in full.

“Parent” means SilverSun Technologies, Inc., a Delaware corporation, and its successors and assigns.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, Limited Liability Company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

SECTION 2 .  Payments Due Under Promissory Note.  Borrower shall pay Note Holder the applicable amount specified on Schedule 1 hereto (the “Amortization Schedule”), on the applicable date specified thereon, until the amount due hereunder is paid in full.  The initial payment shall be due and payable on August 1, 2015.

SECTION 3 .  Interest Payments.  As provided on the Amortization Schedule, the unpaid principal amount of the Loan shall bear interest at a rate per annum equal to two and one-half percent (2.50%).  Any amounts outstanding on the Maturity Date shall be due and owing as of such date.

Any overdue principal of or interest on the Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of (i) the maximum interest rate permitted by applicable law or (ii) ten percent (10.00%) (the “Default Rate”).

Interest shall be computed on the basis of a year of 365 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 4 .  Optional Prepayments.  The Borrower may prepay the Loan in whole or in part at any time without penalty by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.

SECTION 5 .  General Provisions as to Payments.  The payment of principal of and interest on the Loan by the Borrower hereunder shall be made not later than 12:00 Noon (New York City time) on the due date of each payment by cashier’s check or by wire transfer of immediately available funds to the Note Holder’s account at a bank in the United States specified by the Note Holder in writing to the Borrower without reduction by reason of any set-off or counterclaim.  In the event of payment by check, said payment shall be payable at 1120 Crown Point Road, Westville, NJ 08093, or at such other place as Note Holder may designate in writing from time to time.

SECTION 6 .  Events of Default.  Each of the following events shall constitute an “Event of Default”:

a.	the principal or interest of the Loan shall not be paid within five (5) Business Days of the date that such amount was due. Time is of the essence as to payment;

b.
a court shall enter a decree or order for relief in respect of the Borrower or Parent in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or Parent for any substantial part of the property of the Borrower or Parent or ordering the winding up or liquidation of the affairs of the Borrower or Parent, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; and

c.
the Borrower or Parent shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or Parent or for any substantial part of the property of the Borrower or Parent, or the Borrower or Parent shall make any general assignment for the benefit of creditors.

If an Event of Default shall occur, the unpaid principal and accrued interest on the Loan shall become immediately due and payable.  Immediately upon the occurrence of any Event of Default the Note Holder, the Borrower may proceed to protect, enforce, exercise and pursue any and all legal rights and remedies available to the Note Holder under this Promissory Note and any and all legal rights and remedies available to the Note Holder at law or in equity.

SECTION 7 .  Further Assurances.  The Borrower hereby agrees that, from time to time upon the written request of the Note Holder, the Borrower will execute and deliver such further documents and do such other acts and things as the Note Holder may reasonably request in order to fully effect the purposes of this Promissory Note.

SECTION 8 . Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic transmission or similar writing) and shall be given to such party at the address set forth below or at such other address as such party may hereafter specify for the purpose by notice to each other party hereto.

If to the Borrower:

SWK Technologies, Inc.
5 Regent Street, Suite #520
Livingston, NJ  07039
Attention: Jeffrey D. Roth

If to the Note Holder:

Productive Tech, Inc.
1120 Crown Point Road
Westville, NJ  08093
Attention: John McPoyle
Kevin Snyder

Every notice or other communication shall, except so far as otherwise expressly provided by this Promissory Note, be deemed to have been received (provided that it is received prior to 2 p.m. local time; otherwise it shall be deemed to have been received on the next following Business Day) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

SECTION 9 .  Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default.   No right or remedy herein conferred upon or reserved to the Note Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Note Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Note Holder.

SECTION 10 .  Transfers.  The parties may not transfer or assign this Promissory Note nor any right or obligation hereunder to any person or entity without the prior written consent of both the Borrower and the Note Holder.

SECTION 11 .  Modification.  This Promissory Note may be modified only with the written consent of both the Borrower and the Note Holder.

SECTION 12 .  Expenses.  The Borrower agrees to pay to the Note Holder all reasonable out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Promissory Note.

SECTION 13 .  Miscellaneous.  This Promissory Note shall be deemed to be a contract under the laws of the State of New Jersey, and for all purposes shall be construed in accordance with the laws of said state without regard to conflict of law principles.  The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Section headings herein are for convenience only and shall not affect the construction hereof.  Any provision of this Promissory Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Promissory Note shall bind the Borrower and his or her heirs, administrators, executors, personal representatives, successors and permitted assigns.  The rights under and benefits of this Promissory Note shall inure to the Note Holder and its successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Promissory Note to be duly executed on the date indicated below.

Date:  July ___, 2015

SWK Technologies, Inc.

By: __________________________
Name:  Jeffrey D. Roth
Title:    Chief Executive Officer

SCHEDULE 1

[insert amortization schedule]

PARENT GUARANTY

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Silversun Technologies, Inc., a Delaware corporation (the “Guarantor”), does hereby covenant, contract and agree with Productive Tech, Inc., a New Jersey corporation (the “Note Holder”), that Guarantor will guarantee, absolutely and unconditionally, the debt of SWK Technologies, Inc., a Delaware corporation (the “Borrower”), owing pursuant to that certain Promissory Note, dated July 6, 2015 (the “Promissory Note”), together with all reasonable attorneys’ fees, disbursements and all other reasonable costs and expenses of collection incurred by the Note Holder in enforcing any of the terms and obligations of the Promissory Note and/or this guarantee (the “Obligations”).  This agreement shall be referred to herein as the “Parent Guarantee”.

SECTION 1.  Guaranty.  Guarantor agrees to guarantee the full and punctual payment, performance and satisfaction of the Obligations of the Borrower to the Note Holder, its successors, indorsees, transferees and assigns, now existing or hereafter arising or acquired in connection with the Promissory Note.  The Parent Guaranty shall remain in full force and effect until all the Obligations shall have been satisfied by payment in full.  This is a guaranty of payment and performance and not of collection.  The Note Holder can enforce this Parent Guaranty against Guarantor regardless of whether the Note Holder has exhausted its remedies against the Borrower.

The Parent Guaranty is absolute and unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Note Holder upon the guarantee contained in this Section 1 or acceptance of the guarantee contained in this Section 1; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 1; and all dealings between the Borrower and the Guarantor, on the one hand, and the Note Holder, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 1. The Guarantor waives to the extent permitted by law diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or the Guarantor with respect to the Obligations. The Guarantor understands and agrees that the guarantee contained in this Section 1 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Promissory Note, any of the Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Note Holder, (b) any defense, set-off or counterclaim (other than a defense of payment or performance or fraud or misconduct by Note Holder) which may at any time be available to or be asserted by the Borrower, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of the Guarantor under the guarantee contained in this Section 1, in bankruptcy or in any other instance.

SECTION 2.  Waiver. Guarantor expressly waives presentment, notice of default, protest and acceptance.  To the extent not prohibited by the laws of the State of New Jersey, Guarantor further waives the right to assert any defenses and claims that the Borrower may assert, and Guarantor’s right, if any, to require that the Note Holder seek remedies against Borrower or any other person before collecting from Guarantor.   No delay or omission of the Note Holder to exercise any right or power hereunder or upon any Event of Default, as defined above, under the Promissory Note, occurring and continuing shall impair any such right or power or shall be construed to be a waiver under the Parent Guarantee or Promissory Note.

SECTION 3.  Successors and Assigns. This Parent Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Note Holder and its respective successors and assigns; PROVIDED that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Parent Guarantee without the prior written consent of the Note Holder.

SECTION 4.  Governing Law. This Parent Guarantee and the rights and obligations of each party hereto, shall be governed and construed in accordance with the laws of the State of New Jersey without reference to its choice or conflict of law provisions that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

[signature page follows]

IN WITNESS WHEREOF, the Parent has caused this Parent Guarantee to be duly executed on the date indicated below.

Date:  July ___, 2015

SilverSun Technologies, Inc.

By: __________________________
Name:
Title:    Chief Executive Officer

EXHIBIT B

Form of Bill of Sale

 EXHIBIT C

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment and Assumption Agreement") is made and entered into as of July 6, 2015, by and between ProductiveTech, Inc., a New Jersey corporation ("Assignor"), and SWK Technologies, Inc., a Delaware corporation ("Assignee").

WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement, dated July 6, 2015 (the “Asset Purchase Agreement”) pursuant to which Assignor has agreed to sell certain of its assets to Assignee; and

WHEREAS, pursuant to the Asset Purchase Agreement, Assignor desires to assign to Assignee certain liabilities of Assignor (the “Assigned Liabilities”) set forth on Schedule 1 hereto, as well as tangible and intangible assets set forth on Schedule 2 hereto (the “Assigned Assets”); and

WHEREAS, Assignee has agreed to assume certain obligations of Assignor in connection with the Assigned Liabilities;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

1.           Recitals.  The foregoing recitations and schedules referenced therein are true and correct and incorporated herein by this reference.

2.           Assignment and Assumption. Effective as of 5:00 p.m. (Eastern time) on July 6, 2015 (the "Effective Time"), Assignor hereby assigns, sells, transfers and sets over (collectively, the "Assignment") to Assignee all of Assignor's right, title, benefit, privileges and interest in and to, and all of Assignor's burdens, obligations and liabilities in connection with, each of the Assigned Liabilities. Assignee hereby accepts the Assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Assignor to be observed, performed, paid or discharged in connection with the Assignment.

3.           Representations.  Assignor hereby represents and warrants to Assignee that: (i) Assignor is the valid owner and holder of Assigned Assets, free and clear of all liens, claims and encumbrances of any nature whatsoever; (ii) Assignor is party to the Assigned Contracts, and the Assigned Contracts are valid and enforceable and no breaches exist thereunder; and (iii) Assignor has the full and valid right to assign the Assigned Assets and the Assigned Contracts as hereby contemplated without any consent from any other parties.

4.           Further Actions. Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement, including, without limitation, obtaining from third parties notices and consents to assignment, where applicable, with respect to the Assigned Contracts.

5.           Counterparts. This Assignment and Assumption Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR                                                                          ASSIGNEE
PRODUCTIVETECH, INC.                                                SWK TECHNOLOGIES, INC.

By: _______________________                                  By: _______________________
     Name:                                                                                     Name:
     Title:                                                                                       Title:

Schedule 1

Assigned Liabilities

“Assigned Liabilities” shall mean the following liabilities only:

e.	Client deposits as set forth on Section 3.13 of the Disclosure Schedule of the Asset Purchase Agreement;
f.	Leasehold on 1120 Crown Point Road, Westville, NJ 08093;
g.	Accounts Payable, as set forth in Schedule 2 of the Asset Purchase Agreement, in an amount not to exceed the Current Accounts Receivable, as defined in the Asset Purchase Agreement, acquired; and
h.
Equipment leases and financing agreements for equipment currently in production, including, but not limited to, that certain finance agreement by and between LEAF Capital Funding, LLC and PTI dated on or about December 23, 2014, and any addendums and amendments thereto.

Schedule 2

Assigned Assets

“Acquired Assets” means any and all assets of PTI (excluding the Excluded Liabilities) but not limited to the following:

(g) All Accounts Receivable, including but not limited to those set forth on Schedule 1 to the Asset Purchase Agreement;

(h) the Client Lists and Prospect Lists, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Exhibit D to the Asset Purchase Agreement;

(i) the Contracts, along with all rights, benefits and privileges arising thereunder or with respect thereto which are set forth on Section 3.07 of the Disclosure Schedule to the Asset Purchase Agreement;

(j) all files, correspondence, agreements and other documents relating to the Client Lists, Prospect Lists, Contracts and Intellectual Property;

(k) certain tangible personal property (such as furniture, equipment, servers, workstations, laptops, peripherals, fixtures, etc.) which are set forth in Section 3.10 of the Disclosure Schedule to the Asset Purchase Agreement;

(l) the Intellectual Property of the Business including, without limitation the Intellectual Property which is set forth in Section 3.11 of the Disclosure Schedule to the Asset Purchase Agreement;

(m) all goodwill of PTI

(n) all other assets related to or used in connection with the Business, except all policies of life and disability insurance on any and all Stockholders, and all rights and benefits thereunder;

(o) all deposits with PTI’s landlord, utility companies, and all other such deposits;

(p) all leaseholds associated with the primary business location of PTI;

(q) cash equal to the unearned revenue and customer deposits of PTI shown on the balance sheet of PTI as of the Closing Date; and any and all other assets of PTI not mentioned above, except for cash, cash equivalents and bank accounts.

EXHIBIT D

Client, Former Client and Prospect Lists

2

SCHEDULE 1

Accounts Receivable

SCHEDULE 2

Accounts Payable

SCHEDULE 3

Products

2

DISCLOSURE SCHEDULE 3.06

3

DISCLOSURE SCHEDULE 3.10

Tangible Personal Property

4

SCHEDULE 3.11

Intellectual Property

5

SCHEDULE 3.13

Client Deposits